Exhibit 99.3

Consent of Houlihan Smith & Company, Inc.

We hereby consent to the inclusion of our opinion letters, dated September 5, 2009 and October 22, 2009, to the Board of Directors of Prospect Acquisition Corp. (“Prospect”), as an Appendix to, and to the references to such opinions and our name in, the joint proxy statement/prospectus forming part of this Amendment No. 4 of the Registration Statement on Form S-4.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Houlihan Smith & Company Inc.

Chicago, Illinois

October 28, 2009